BANK’34

Split Dollar Life Insurance Agreement

BANK’34

SPLIT DOLLAR LIFE INSURANCE AGREEMENT

This SPLIT DOLLAR LIFE INSURANCE AGREEMENT (the “Agreement”) is entered into this 1st day of February, 2010, by and between BANK’34, a federally-charted savings and loan association located in Alamogordo, New Mexico (the “Bank”), and (the “Director”).

The purpose of this Agreement is to retain and reward the Director, by dividing the death proceeds of certain life insurance policies which are owned by the Bank on the life of the Director with the designated beneficiary of the Director. The Bank will pay the life insurance premiums from its general assets.

Article 1

Definitions

Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1	“Bank’s Interest” means the benefit set forth in Section 2.1.

1.2	“Beneficiary” means each designated person, or the estate of the deceased Director, entitled to benefits, if any, upon the death of the Director.

1.3	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Bank, as from time to time constituted.

1.5	“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated hereafter.

1.6	“Director’s Interest” means the benefit set forth in Section 2.2.

1.7	“Insurer” means any insurance company issuing a Policy on the life of the Director.

1.8	“Net Death Proceeds” means the total death proceeds of all Policies minus the greater of (i) the cash surrender value or (ii) the aggregate premiums paid by the Bank.

1.9	“Plan Administrator” means the plan administrator described in Article 11.

1.10	“Policy” or “Policies” means the individual life insurance policy or policies adopted by the Bank for purposes of insuring the Director’s life under this Agreement.

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Split Dollar Life Insurance Agreement

1.11	“Separation from Service” means termination of the Director’s employment with the Bank for reasons other than death. Whether a Separation from Service has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Bank and Director reasonably anticipated that no further serices would be performed after a certain date or that the level of bona fide services the Director would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Director has been providing services to the Bank less than thirty-six (36) months).

1.12	“Termination for Cause” means a Separation from Service due to:

(a)	personal dishonesty;
(b)	incompetence;
(c)	willful misconduct;
(d)	breach of fiduciary duty involving personal profit;
(e)	material breach of the Bank’s Code of Ethics;
(f)	intentional failure to perform stated duties; or
(g)	willful violation of any law, rule or regulation (other than traffic violations or similar offenses), any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order.

Notwithstanding the foregoing, the Director’s Termination for Cause will not become effective unless the Bank has delivered to the Director a copy of a resolution duly adopted by the affirmative vote of a majority of the independent directors of the Board (other than the Director), at a meeting of the Board called and held for the purpose of finding that, in the good faith opinion of the Board (after reasonable notice to the Director and an opportunity for the Director to be heard before the Board), the Director was guilty of the conduct described above and specifying the particulars of such conduct.

Article 2

Policy Ownership/Interests

2.1	Bank’s Interest. The Bank shall own the Policies and shall have the right to exercise all incidents of ownership and may terminate a Policy without the consent of the Director. The Bank shall be the beneficiary of the remaining death proceeds of the Policies after the Director’s Interest is determined according to Section 2.2, below.

2.2	Director’s Interest. The Director, or the Director’s assignee, shall have the right to designate the Beneficiary of an amount of death proceeds as specified in Section 2.2.1. The Director shall also have the right to elect and change settlement options with respect to the Director’s Interest by providing written notice to the Bank and the Insurer.

2.2.1	Death Prior to Separation from Service. If the Director dies prior to Separation from Service, the Beneficiary shall be entitled to a benefit equal to one hundred percent (100%) of the Net Death Proceeds (if any).

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Split Dollar Life Insurance Agreement

2.2.2	Death After Separation from Service. If the Director dies after Separation from Service, there is no benefit under this Agreement.

Article 3

Comparable Coverage

3.1	Insurance Policies. The Bank may provide any benefit due under this Agreement through Policies purchased at the commencement of this Agreement, or may provide comparable insurance coverage to the Director through whatever means the Bank deems appropriate. If the Director waives or forfeits his or her rights to the Director’s Interest, the Bank may choose to cancel any Policy on the Director, or may continue such coverage and become the direct beneficiary of the entire death proceeds.

3.2	Offer to Purchase. If the Bank discontinues a Policy, the Bank shall give the Director at least thirty (30) days to purchase such Policy. The purchase price shall be the fair market value of the Policy, as determined under Treasury Reg. § 1.61-22(g)(2) or any subsequent applicable authority. Such notification shall be in writing.

Article 4

Premiums and Imputed Income

4.1	Premium Payment. The Bank shall pay all premiums due on all Policies.

4.2	Economic Benefit. The Bank shall determine the economic benefit attributable to the Director based on the life insurance premium factor for the Director’s age multiplied by the aggregate death benefit payable to the Beneficiary. The “life insurance premium factor” is the minimum factor applicable under guidance published pursuant to Treasury Reg. § 1.61-22(d)(3)(ii) or any subsequent authority.

4.3	Imputed Income. The Bank shall impute the economic benefit to the Director on an annual basis, by adding the economic benefit to the Director’s W-2, or if applicable, Form 1099.

Article 5

General Limitations

5.1	Removal. Notwithstanding any provision of this Agreement to the contrary, the Director shall forfeit all rights and benefits under this Agreement if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.2	Suicide or Misstatement. Notwithstanding any provision of this Agreement to the contrary, the Director shall forfeit all rights and benefits under this Agreement if the Director commits suicide within two (2) years after the date of this Agreement, or if the Insurer denies coverage (i) for material misstatements of fact made by the Director on any application for life insurance purchased by the Bank, or (ii) for any other reason; provided, however that the Bank shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

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Split Dollar Life Insurance Agreement

5.3	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Director shall forfeit all rights and benefits under this Agreement if the Director’s services with the Bank are terminated by the Bank or by an applicable regulator due to a Termination for Cause.

Article 6

Beneficiaries

6.1	Beneficiary. The Director shall have the right, at any time, to designate a Beneficiary to receive any benefits payable under the Agreement upon the death of the Director. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other Agreement of the: Bank in which the Director participates.

6.2	Beneficiary Designation; Change. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Bank or its designated agent. The Director’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Bank’s rules and procedures, as in effect from time to time. Upon the acceptance by the Bank of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Bank shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Bank prior to the Director’s death.

6.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Bank or its designated agent.

6.4	No Beneficiary Designation. If the Director dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Director, then the Director’s surviving spouse shall be the designated Beneficiary. If the Director has no surviving spouse, the benefits shall be made payable to the Director’s estate.

6.5	Facility of Payment. If the Bank determines in its discretion that a benefit: is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Bank may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Director and the Director’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

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Split Dollar Life Insurance Agreement

Article 7

Assignment

The Director may irrevocably assign without consideration all of the Director’s Interest in this Agreement to any person, entity, or trust. In the event the Director shall transfer all of the Director’s Interest, then all of the Director’s Interest in this Agreement shall be vested in the Director’s transferee, who shall be substituted as a party hereunder, and the Director shall have no further interest in this Agreement.

Article 8

Insurer

The Insurer shall be bound only by the terms of its given Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement. The Insurer shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations or Policy interests as specified under this Agreement.

Article 9

Claims And Review Procedure

9.1	Claims Procedure. The Director or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

9.1.1	Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

9.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

9.1.3	Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;

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Split Dollar Life Insurance Agreement

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

9.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

9.2.1	Initiation — Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

9.2.2	Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s Claim for benefits.

9.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4	Timing of Plan Administrator’s Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

9.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

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Split Dollar Life Insurance Agreement

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 10

Amendments And Termination

The Bank may amend or terminate the Agreement at any time, or may amend or terminate the Director’s rights under the Agreement at any time prior to the Director’s death, by providing written notice of such to the Director. In the event that the Bank decides to maintain a Policy after termination of the Agreement, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy,

Article 11

Administration

11.1	Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or persons as the Board may choose. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with this Agreement.

11.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

11.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

11.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

11.5	Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the death or Separation from Service of the Director, and such other pertinent information as the Plan Administrator may reasonably require.

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Split Dollar Life Insurance Agreement

Article 12

Miscellaneous

12.1	Binding Effect. This Agreement shall bind the Director and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Beneficiary.

12.2	No Guarantee of Service. This Agreement is not a contract for employment. It does not give the Director the right to remain as a director or a service provider of the Bank nor interfere with the Bank’s right to terminate the services of the Director. It does not require the Director to remain a director nor interfere with the Director’s right to terminate his or her services at any time.

12.3	Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of New Mexico, except to the extent preempted by the laws of the United States of America.

12.4	Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor company.

12.5	Notice. Any notice or filing required or permitted to be given to the Bank or the Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

BANK’34
C/O ________________
500 10th STREET
ALAMOGORDO, NM 88310

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Director.

12.6	Entire Agreement. This Agreement, along with the Director’s Beneficiary Designation Form, constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director under this Agreement other than those specifically set forth herein.

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Split Dollar Life Insurance Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above.

DIRECTOR:	BANK:

By:
Title:

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